   EXHIBIT (12)(b) COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (IN MILLIONS) (UNAUDITED)

                                            THREE MONTHS ENDED       YEAR ENDED
                                                 MARCH 31           DECEMBER 31
                                            ------------------      -----------
                                             1997        1996            1996
                                             ----        ----            ----
 LOSS BEFORE INCOME TAXES AND
   MINORITY INTEREST                      $  (210)    $(1,106)        $(1,298)
 LESS: EQUITY IN INCOME OF 50 PERCENT
   OR LESS OWNED AFFILIATES                     1           -               9
 ADD: COMBINED FIXED CHARGES AND
   PREFERRED DIVIDENDS                        140         170             557
                                          -------     -------         -------
 EARNINGS AS ADJUSTED                     $   (71)    $  (936)        $  (750)
                                          =======     =======         =======

 COMBINED FIXED CHARGES AND PREFERRED
   DIVIDENDS:
    INTEREST EXPENSE                      $   114     $   146         $   456
    RENTAL EXPENSE                             10           6              28
    PRE-TAX EARNINGS REQUIRED TO COVER
     PREFERRED DIVIDEND REQUIREMENTS (b)       16          18              73
                                          -------     -------         -------
 TOTAL COMBINED FIXED CHARGES AND
   PREFERRED DIVIDENDS                    $   140     $   170         $   557
                                          =======     =======         =======
 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS             (a)         (a)             (a)
                                          =======     =======         =======


(a) ADDITIONAL INCOME BEFORE INCOME TAXES AND MINORITY INTEREST NECESSARY TO ATTAIN A RATIO OF 1.00X FOR THE THREE MONTHS ENDED MARCH 31, 1997, MARCH 31, 1996, AND THE YEAR ENDED DECEMBER 31, 1996 WOULD BE $211 MILLION, $1,106 MILLION, AND $1,307 MILLION, RESPECTIVELY.

(b) DIVIDEND REQUIREMENT DIVIDED BY 100% MINUS THE EFFECTIVE INCOME TAX RATE OR THE STATUTORY RATE, WHICHEVER IS MORE APPROPRIATE

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